EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-49758, 333-85744, 333-07541, 333-85131, 333-65812, 333-84356, 333-102185, 333-112815 and 333-131703) and Forms S-3 (Nos. 333-69999, 333-53484 and 333-98475) of Abaxis, Inc. of our reports dated June 13, 2006 relating to the financial statements and financial statement schedule of Abaxis, Inc. as of March 31, 2006 and for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which appear in this Annual Report on Form 10-K.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California

June 13, 2006